Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Preliminary Prospectus Supplement dated August 3, 2021)	Registration Statement No. 333-232327
M.D.C. Holdings, Inc.
$350,000,000 of 3.966% Senior Notes Due 2061

FINAL TERM SHEET
August 3, 2021

Issuer:	M.D.C. Holdings, Inc.

Security Title:	3.966% Senior Notes due 2061

Principal Amount:	$350,000,000

Trade Date:	August 3, 2021

Settlement Date:
August 6, 2021 (T+3)

We expect that delivery of the notes will be made against payment therefor on or about August 6, 2021 which will be the third business day following the date of pricing of the notes, or “T+3”. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing should consult their own advisors.

Maturity Date:	August 6, 2061

Interest Rate:	3.966% per annum

Public Offering Price:	100.000%

Yield to Maturity:	3.966%

Benchmark Treasury:	1.875% US Treasury due February 15, 2051

Benchmark Treasury Price/Yield:	100-06+ / 1.866%

Spread to Benchmark Treasury:	T+210 basis points

Interest Payment Dates:	Semi-annually in arrears on February 6 and August 6, commencing February 6, 2022

Optional Redemption:	Prior to February 6, 2061, the greater of par and make whole at Treasury plus 35 basis points, plus accrued and unpaid interest to the date of redemption

On or after February 6, 2061, at par, plus accrued and unpaid interest to the date of redemption

Interest Rate Adjustment:	The interest rate payable on the notes will be subject to adjustments from time to time upon the occurrence of a change of control triggering event, or in the event of certain subsequent upgrades to the debt rating, as described under “Description of Notes - Interest Rate Adjustment Following a Change of Control Triggering Event” in the Preliminary Prospectus Supplement.

Authorized Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings[1]:	Ba1 (Stable Outlook) (Moody’s) BBB- (Stable Outlook) (S&P) BBB- (Stable Outlook) (Fitch)

CUSIP/ISIN:	552676 AV0 / US552676AV06

Joint Book-Running Managers:	Citigroup Global Markets Inc. U.S. Bancorp Investments, Inc. Truist Securities, Inc. BNP Paribas Securities Corp. PNC Capital Markets LLC

Co-Managers:	Regions Securities LLC UMB Financial Services, Inc. WoodRock Securities, L.P. Zions Direct, Inc.

Global Settlement:	The Depository Trust Company

Certain Changes to the Preliminary Prospectus Supplement:	Page S-4 of the preliminary prospectus supplement is hereby revised to replace the “Average selling price” for the six months ended June 30, 2021 from “$502” to “$492” and for the six months ended June 30, 2020 from “$467” to “$459” (dollars in thousands).

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the Preliminary Prospectus Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus Supplement if you request it by calling the representatives (toll free):

Citigroup Global Markets Inc.	1-800-831-9146

U.S. Bancorp Investments, Inc.	1-877-558-2607

Truist Securities, Inc.	1-800-685-4786

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg or another email system.
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1 A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.